EXHIBIT 99.1

Contacts:

Pete Schuddekopf Hypercom Corporation 602.504.5383 pschuddekopf@hypercom.com	Carolyn McEwen Casey Sayre & Williams 310.396.2400 cmcewen@cswpr.com

Hypercom Appoints Robert Vreeland Interim Chief Financial Officer

PHOENIX, April 28, 2008 – Hypercom Corporation (NYSE: HYC) today appointed Robert M. Vreeland, an eleven year veteran of the company, Interim Chief Financial Officer. Mr. Vreeland reports to Philippe Tartavull, Chief Executive Officer and President. His appointment is effective immediately. He replaces Tom Liguori who left earlier this year to accept a position with another company.

“Bob has an impressive background and has held key financial roles in the company throughout his eleven years with Hypercom, which further ensures a seamless transition. He is widely respected and he has contributed significantly year after year,” said Mr. Tartavull.

About Robert Vreeland

Robert Vreeland has 25 years of experience in corporate financial matters and has for the last eleven years served at Hypercom. As Vice President, Americas Finance and Corporate FP&A from December 2005 to present, he oversaw the controllership function for that region as well as the global corporate budget and forecast process. He was also directly responsible for sales price policy and margin approvals and financial and operational due diligence on acquisition targets.

Mr. Vreeland was Senior Vice President, Operations of Hypercom from 2004 to 2005. He was responsible for monitoring worldwide sales finance and operations, controlling annual budgets for global sales units, approving pricing for product and service offerings, analyzing organizational structures and related operating expense levels and approved sales, distributor and reseller contracts.

Prior to that, Mr. Vreeland was Vice President, Corporate Controller at Hypercom from 1998 to 2003. In this position, he was directly responsible for the corporation’s accounting and financial reporting. From 1997 to 1998, Mr. Vreeland served as Director of Finance and Administration, Hypercom International, where he directed all accounting and finance activity for the corporation’s international locations.

Immediately prior to joining Hypercom, Mr. Vreeland was a Senior Audit Manager with Coopers & Lybrand Phoenix office from 1995 to 1996, where he was assigned at the firm’s request to be the manager on that office’s largest client. From 1993 to 1995, he was Audit Manager at Coopers & Lybrand’s national office in New York City. There he was directly responsible for developing audit policy and training tools and also served as a working staff member of the AICPA Special Committee on Financial Reporting. From 1984 to 1993, Mr. Vreeland was at Coopers & Lybrand’s Newport Beach, CA office, serving a client base that consisted primarily of public and private manufacturing companies. Mr. Vreeland joined Coopers & Lybrand in 1984 as a Staff Accountant, after working one year with KPMG Peat Marwick in Phoenix.

Mr. Vreeland holds a Bachelor of Science Degree in Accountancy from Northern Arizona University. He is a member of the American Institute of Certified Public Accountants.

About Hypercom (www.hypercom.com)

Global payment technology leader Hypercom Corporation delivers a full suite of high security, end-to-end electronic payment products and services. The Company’s solutions address the high security electronic transaction needs of banks and other financial institutions, processors, large scale retailers, smaller merchants, quick service restaurants, and users in the transportation, petroleum, healthcare, prepaid, unattended and many other markets. Hypercom solutions enable businesses in more than 100 countries to securely expand their revenues and profits. With its acquisition of Thales e-Transactions business earlier this month, Hypercom became the second largest provider of electronic payment solutions and services in Western Europe, and solidified its position as the third largest provider globally.

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Hypercom is a registered trademark of Hypercom Corporation. All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners. This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s new Interim Chief Financial Officer and expected acquisition results and benefits. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in forward-looking statements include: industry, competitive and technological changes; the loss of, and failure to replace any significant customers; the composition, timing and size of orders from and shipments to major customers; inventory obsolescence; market acceptance of new products and services; compliance with industry standards, certifications and government regulations; the performance of suppliers, contract manufacturers and subcontractors; the ability to successfully integrate the technologies, operations and personnel of acquired businesses in a timely manner; the ability to obtain the expected strategic and financial benefits from acquisitions; risks associated with international operations and foreign currency fluctuations, the state of the U.S. and global economies in general and other risks detailed in our filings with the Securities and Exchange Commission, including the Company’s most recent 10-K and subsequent 10-Qs and 8-Ks. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.